Free Writing Prospectus (To the Prospectus dated July 23, 2013, the Prospectus Supplement dated July 23, 2013, and the Product Prospectus Supplement dated July 26, 2013)	Filed Pursuant to Rule 433 Registration No. 333-189888 September 25, 2014
Royal Bank of Canada	$ Return Enhanced Notes Due October 15, 2015 Linked to the Common Stock of Bank of America Corporation Senior Global Medium-Term Notes, Series F
General
•
The Notes are designed for investors who seek a return based upon the price of the common stock of Bank of America Corporation (the “Reference Asset”). Any positive return will be leveraged on a 2 to 1 basis, and will be leveraged on a 3 to 1 basis if a Leverage Trigger Event (as defined below) occurs. The return on the Notes will be limited to the Maximum Return, which will increase if a Leverage Trigger Event occurs. Investors should be willing to forgo interest and dividend payments and, if the price of the Reference Asset declines, be willing to lose some or all of their principal.

•	Senior unsecured obligations of Royal Bank of Canada maturing on October 15, 2015.(a) (b)
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	The Notes are expected to price on or about September 25, 2014(b) (the “pricing date”) and are expected to be issued on or about September 30, 2014(b) (the “issue date”).
Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
Issuer:	Royal Bank of Canada
Reference Asset:	The common stock of Bank of America Corporation (Bloomberg symbol: “BAC”)
Payment at Maturity:
If the Final Level is greater than the Initial Level, you will receive a positive return equal to the Percentage Change multiplied by the Leverage Factor.  Accordingly, your payment per $1,000 in principal amount of the Notes will be calculated as follows:
$1,000 + ($1,000 x Percentage Change x Leverage Factor)
     However, the payment on the Notes will not exceed the Maximum Return.
If the Final Level is less than or equal to the Initial Level, you will receive a return equal to the Percentage Change.  Accordingly, your payment per $1,000 in principal amount of the Notes will be calculated as follows:
$1,000 + ($1,000 x Percentage Change)
     If the Final Level is less than the Initial Level, you will lose 1% of the principal amount of your Notes for every 1% that the Percentage Change is less than 0%, whether or not a Leverage Trigger Event occurs.  You may lose some or all of your principal.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Royal Bank of Canada to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

Leverage Trigger Event:
A Leverage Trigger Event will occur if the closing price of the Reference Asset on any trading day during the Observation Period (other than a day on which a market disruption event occurs) is less than 95% of the Initial Level.

Observation Period:	The three-month period from but excluding the pricing date to and including December 26, 2014.
Leverage Factor:	200% if a Leverage Trigger Event Does not occur; 300% if a Leverage Trigger Event does occur.
Maximum Return:	18.10% if a Leverage Trigger Event Does not occur; 27.15% if a Leverage Trigger Event does occur.
Percentage Change:	The performance of the Reference Asset from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	The closing price of the Reference Asset on the pricing date.
Final Level:	The closing price of the Reference Asset on the valuation date.
Valuation Date:	October 9, 2015(a) (b)
Maturity Date:	October 15, 2015(a) (b)
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
CUSIP/ISIN:	78010U3M7/US78010U3M71
Estimated Value:
The estimated initial value of the Notes as of the pricing date is expected to be between $960 and $980 per $1,000 in principal amount. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the pricing date.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.

(a)	Subject to postponement if a market disruption event occurs, as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.
(b)	Expected. In the event we make any change to the expected pricing date and issue date, the valuation date and the maturity date will be changed so that the stated term of the Notes remains the same.
Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page PS-4 of the product prospectus supplement, beginning on page S-1 of the prospectus supplement and on page 1 of the prospectus, and “Selected Risk Considerations” beginning on page FWP-4 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

	Price to Public	Underwriting Commission1	Proceeds to Royal Bank of Canada
Per Note	$1,000	$10	$990
Total	$	$	$
1
J.P. Morgan Securities LLC will act as placement agent for the Notes. The total fees represent the amount that the placement agent receives from sales to accounts other than fiduciary accounts. The placement agent will receive a fee from us or one of our affiliates that will not exceed $10 per $1,000 in principal amount of the Notes.

RBC Capital Markets, LLC	J.P. Morgan Securities LLC
Placement Agent

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

ADDITIONAL TERMS OF THE NOTES

You should read this free writing prospectus together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated July 26, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this free writing prospectus will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this free writing prospectus will control.  You should read this free writing prospectus carefully.

This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and in the product prospectus supplement dated July 26, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement ERN-ES-1 dated July 26, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004117/e725135424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this free writing prospectus, the “Company,” “Royal Bank”, “we,” “us,” or “our” refers to Royal Bank of Canada.

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What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return,” as used in this free writing prospectus, is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 in principal amount of the Notes to $1,000.  The hypothetical total returns and examples set forth below assume an Initial Level of $100.00 and the Final Levels as set forth below. They are based on the Leverage Factor of 200% if a Leverage Trigger Event does not occur (in which case the Maximum Return is 118.10% of the principal amount), and a Leverage Factor of 300% if a Leverage Trigger Event does occur (in which case the Maximum Return is 127.15% of the principal amount). The actual Initial Level will be determined on the pricing date, and the actual Final Level will be determined based on the closing price of the Reference Asset on the valuation date.

The hypothetical total returns and examples set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The examples below do not take into account any tax consequences from investing in the Notes.

		Leverage Trigger Event Does Not Occur		Leverage Trigger Event Occurs
Final Level	Percentage Change	Payment at Maturity	Total Return on the Notes	Payment at Maturity	Total Return on the Notes
$200.00	100.00%	$1,181.00	18.10%	$1,271.50	27.15%
$150.00	50.00%	$1,181.00	18.10%	$1,271.50	27.15%
$120.00	20.00%	$1,181.00	18.10%	$1,271.50	27.15%
$115.00	15.00%	$1,181.00	18.10%	$1,271.50	27.15%
$110.00	10.00%	$1,181.00	18.10%	$1,271.50	27.15%
$105.00	5.00%	$1,100.00	10.00%	$1,115.00	15.00%
$100.00	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$950.00	-5.00%	$950.00	-5.00%
$90.00	-10.00%	$900.00	-10.00%	$900.00	-10.00%
$80.00	-20.00%	$800.00	-20.00%	$800.00	-20.00%
$70.00	-30.00%	$700.00	-30.00%	$700.00	-30.00%
$50.00	-50.00%	$500.00	-50.00%	$500.00	-50.00%
$0.00	-100.00%	$0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Leverage Trigger Event has occurred and the level of the Reference Asset increases from an Initial Level of $100.00 to a Final Level of $110.00, resulting in a Percentage Change of 10.00%.

Because a Leverage Trigger Event has occurred and the Final Level is greater than the Initial Level, the investor will benefit from the Leverage Factor up to the applicable Maximum Return of 27.15%.  Because the Percentage Change of 10.00% multiplied by the Leverage Factor exceeds 27.15%, the investor will receive a payment at maturity of $1,271.50 per $1,000 in principal amount of the Notes, which is the maximum payment on the Notes.

Example 2: A Leverage Trigger Event has occurred and the level of the Reference Asset increases from an Initial Level of $100.00 to a Final Level of $105.00, resulting in a Percentage Change of 5.00%.

Because a Leverage Trigger Event has occurred and the Final Level is greater than the Initial Level, the investor will benefit from the Leverage Factor and receive a payment at maturity of $1,115.00 per $1,000 in principal amount of the Notes, calculated as follows:

$1,000 + ($1,000 x 5% x 300%) = $1,115.00

In this case, the return on the Notes is higher than what would have been the case if a Leverage Trigger Event has not occurred.

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Example 3: A Leverage Trigger Event has not occurred and the level of the Reference Asset increases from an Initial Level of $100.00 to a Final Level of $105.00, resulting in a Percentage Change of 5.00%.

Because a Leverage Trigger Event has not occurred, the investor will not benefit from the Leverage Factor and will receive a payment at maturity of $1,100.00 per $1,000 in principal amount of the Notes, calculated as follows:

$1,000 + ($1,000 x 5% x 200%) = $1,100.00

Example 4: The level of the Reference Asset decreases from an Initial Level of $100.00 to a Final Level of $70.00, resulting in a Percentage Change of -30.00%.

Because the Percentage Change is less than 0%, the investor will receive a payment at maturity of $700.00 per $1,000 in principal amount of the Notes, calculated as follows:

$1,000 + ($1,000 x -30%) = $700.00

If the Final Level is less than the Initial Level, your return on the Notes will be negative, whether or not a Leverage Trigger Event has occurred.

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Selected Purchase Considerations

•
Appreciation Potential—The Notes provide the opportunity to receive an enhanced return by multiplying a positive Percentage Change by the Leverage Factor, with a higher Leverage Factor if a Leverage Trigger Event occurs.

•
No Protection Against Loss—Payment at maturity of the principal amount of the Notes is not protected against a decline in the Final Level, as compared to the Initial Level, whether or not a Leverage Trigger Event occurs.  If the Final Level is less than the Initial Level, you will lose an amount equal to 1% of the principal amount of your Notes for every 1% that the Percentage Change is less than zero.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of the risks with respect to the credit of Royal Bank of Canada, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

Selected Risk Considerations

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Risk Factors” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the price of the Reference Asset.  You will lose 1% of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level, whether or not a Leverage Trigger Event occurs..

•
Your Ability to Receive the Benefit of the Higher Leverage Factor and Higher Maximum Return Will Terminate if a Leverage Trigger Event Does Not Occur During the Observation Period. — A Leverage Trigger Event will only occur if the closing price of the Reference Asset on one or more trading days during the Observation Period is less than 95% of the Initial Level.  If the closing price of the Reference Asset on each trading day during the Observation Period is greater than or equal to 95% of the Initial Level, the Leverage Factor will be limited to 200%, and the Maximum Return will be limited to 18.10%.

•
If a Leverage Trigger Event Occurs, You May Be More Likely to Lose a Portion of Your Principal Amount at Maturity.  — In order for a Leverage Trigger Event to occur, the closing price of the Reference Asset on at least one trading day during the Observation Period must be less than 95% of the Initial Level.  Under such circumstances, the level of the Reference Asset must increase back to a level that exceeds the Initial Level as of the valuation date in order for you to receive a positive return on the Notes, and to benefit from the higher Leverage Factor.  Accordingly, it is possible that the occurrence of a Leverage Trigger Event may be associated with a greater risk of loss of all or a portion of the principal amount at maturity.

•
Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in any appreciation of the price of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the payment at maturity will not exceed the applicable Maximum Return.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to increases in the Reference Asset.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Credit of Issuer – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the price of the Reference Asset increases after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes – Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

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•
Owning the Notes Is Not the Same as Owning Shares of the Reference Asset – The return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset. For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of shares of the Reference Asset would have. Further, you will not participate in any appreciation of the price of Reference Asset above 9.05%.

•
There Is No Affiliation Between Us and the Issuer of the Reference Asset, and We Are Not Responsible for any Disclosure by that Company – We are not affiliated with the issuer of the Reference Asset.  However, we and our affiliates may currently, or from time to time in the future engage in business with the issuer of the Reference Asset.  Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information about the Reference Asset that the issuer of the Reference Asset prepares.  You, as an investor in the Notes, should make your own investigation into the Reference Asset and the issuer of the Reference Asset.  The issuer of the Reference Asset is not involved in this offering and has no obligation of any sort with respect to your Notes.  The issuer of the Reference Asset has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•
Single Stock Risk – The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Reference Asset.

•
Many Economic and Market Factors Will Impact the Value of the Notes – In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether a Leverage Trigger Event occurs;

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
The Estimated Initial Value of the Notes Will Be Less than the Price to the Public – The estimated initial value that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the estimated initial value.  This is due to, among other things, changes in the price of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Estimated Initial Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Pricing Date -- The value of the Notes at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the estimated initial value of your Notes.

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•
Market Disruption Events and Adjustments –The payment at maturity, the valuation date and the Reference Asset are subject to adjustment as described in the product prospectus supplement and this free writing prospectus.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event on the valuation date, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

•
Antidilution Adjustments — For certain corporate events affecting the Reference Asset, the calculation agent may make adjustments to the terms of the Notes. However, the calculation agent will not make such adjustments in response to all events that could affect the Reference Asset. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus or the product prospectus supplement as necessary to achieve an equitable result.

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Information Regarding the Issuer of the Reference Asset

The Reference Asset is registered under the Securities Exchange Act of 1934 (the “Exchange Act”).  Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”).  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding the issuer of the Reference Asset is derived from publicly available information. We have not independently verified the accuracy or completeness of reports filed by the issuer of the Reference Asset with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

According to publicly available information, Bank of America Corporation accepts deposits and offers banking, investing, asset management, and other financial and risk-management products and services. The company has a mortgage lending subsidiary, and an investment banking and securities brokerage subsidiary.

Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Asset. The information provided in the table is for the period from January 1, 2009 through September 24, 2014.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Asset in ($)	Low Intra-Day Price of the Reference Asset in ($)	Period-End Closing Price of the Reference Asset in ($)
1/1/2009	3/31/2009	14.81	2.53	6.82
4/1/2009	6/30/2009	15.06	6.45	13.20
7/1/2009	9/30/2009	18.25	11.27	16.92
10/1/2009	12/31/2009	18.64	14.12	15.06

1/1/2010	3/31/2010	18.35	14.25	17.85
4/1/2010	6/30/2010	19.82	14.30	14.37
7/1/2010	9/30/2010	15.72	12.18	13.11
10/1/2010	12/31/2010	13.66	10.91	13.34

1/1/2011	3/31/2011	15.31	13.16	13.33
4/1/2011	6/30/2011	13.88	10.40	10.96
7/1/2011	9/30/2011	11.74	6.00	6.12
10/1/2011	12/31/2011	7.42	4.92	5.56

1/1/2012	3/31/2012	10.09	5.62	9.57
4/1/2012	6/30/2012	9.78	6.72	8.18
7/1/2012	9/30/2012	9.79	6.90	8.83
10/1/2012	12/31/2012	11.69	11.05	11.60

1/1/2013	3/31/2013	12.94	10.98	12.18
4/1/2013	6/30/2013	13.99	11.23	12.86
7/1/2013	9/30/2013	15.03	12.73	13.80
10/1/2013	12/31/2013	15.98	13.68	15.57

1/1/2014	3/31/2014	18.00	15.70	17.20
4/1/2014	6/30/2014	17.40	14.37	15.37
7/1/2014	9/24/2014	17.20	14.84	17.18
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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The following graph sets forth the historical performance of the Reference Asset based on the daily closing prices from January 1, 2002 through September 24, 2014.  The closing price of the Reference Asset on September 24, 2014 was $17.18.

We obtained the information regarding the historical performance of the Reference Asset in the chart above from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the Reference Asset on any valuation date.  We cannot give you assurance that the performance of the Reference Asset will not result in the loss of all or part of your investment.

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Supplemental Plan of Distribution

J.P. Morgan Securities LLC will act as placement agent for the Notes and will receive a fee from us or one of our affiliates of $10 per $1,000 in principal amount of the Notes. J.P. Morgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.

We expect that delivery of the Notes will be made against payment for the Notes on or about September 30, 2014, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).

In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

The value of the Notes shown on your account statement will be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately six months after the issue date of the Notes, the price shown on your account statement is expected to be higher than RBCCM’s estimated value of the Notes.  This is because the estimated value of the Notes will reflect the reduction of the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is expected to be a higher amount, reflecting the amortization of RBCCM’s underwriting discount and our estimated profit from hedging the Notes.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect its estimated value.

The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  This relatively lower implied borrowing rate, which is reflected in the economic terms of the Notes, along with the fees and expenses associated with structured notes, typically reduces the estimated initial value of the Notes at the time the terms of the Notes are set.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes.  The economic terms of the Notes depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the estimated initial value for the Notes (estimated at the time the terms of the Notes are set) being less than their public offering price.  See “Selected Risk Considerations—The Estimated Initial Value of the Notes Will Be Less than the Price to the Public” above.

U.S. Federal Tax Consequences

By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated July 26, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes and is further supplemented by the following summary.

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A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder (as defined in the product prospectus supplement).  Under proposed U.S. Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the Notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Notes on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

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